Master Treasury LLC
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 09/30/2008

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended September 30, 2008.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
05/29/2008	$5,653	US Treasury Bill	1.88%	06/05/2008
05/30/2008	57,539	US Treasury Bill	1.89	06/05/2008